UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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Ennis, Inc.

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Ennis, Inc.

2441 Presidential Parkway

Midlothian, TX 76065

July 6, 2026

SUPPLEMENTAL INFORMATION REGARDING DIRECTOR NOMINEE MICHAEL D. MAGILL

Institutional Shareholder Services ("ISS") has recommended that shareholders vote AGAINST the election of Michael D. Magill as a director at the 2026 Annual Meeting. ISS states that Mr. Magill should not be considered independent because he is a former employee of the Company and, therefore, should not serve on the Board's Audit Committee or Compensation Committee.

After careful consideration, the Board unanimously continues to recommend that shareholders vote FOR the election of Michael D. Magill as a director of Ennis, Inc. The Board believes the following information is appropriate to assist shareholders in evaluating the Board’s recommendation.

Mr. Magill is an Excellent Candidate Who Satisfies the Applicable Independence Standards.

Mr. Magill is an excellent candidate to serve on the Board. He is a former CEO of a print manufacturing company that was a competitor of Ennis, Inc. Combined with his tenure with Ennis, Mr. Magill has decades of experience in the printing industry that serves the distributor market as Ennis does. The depth and breadth of his experience is a tremendous asset to the Company and its shareholders.

Moreover, as set forth in the proxy statement, the Board has determined that Mr. Magill is independent under all applicable governance standards. With respect to his status as a former executive officer, Section 303A.02(b)(i) of the NYSE Listed Company Manual provides that a former executive officer is not considered independent until three years after the end of the employment relationship. Mr. Magill officially retired from the Company effective December 31, 2021. As of the 2026 Annual Meeting of Shareholders, more than four and one-half years will have elapsed since Mr. Magill's retirement. Accordingly, the Board determined that Mr. Magill satisfies the applicable NYSE independence standards and is eligible to serve on the Board's Audit Committee and Compensation Committee.

The Board Believes the Particular Facts Support Shareholder Approval

In determining its recommendation to shareholders, the Board considered both the applicable NYSE independence standards and ISS's five-year policy guideline.

The Board recognizes that ISS publishes voting policies that many institutional investors consider in exercising their independent voting judgment. The Board also believes it is important for shareholders to recognize that the applicable legal and listing-standard determination of director independence is governed by the NYSE Listed Company Manual. Under those governing standards, Mr. Magill is independent and eligible to serve on the Audit Committee and Compensation Committee.

The Board further recognizes that Mr. Magill will satisfy ISS's five-year policy guideline within a matter of months following the 2026 Annual Meeting. Under these circumstances, the Board believes shareholders should evaluate Mr. Magill in light of both the governing NYSE independence standards and the particular facts presented here.

Under the Company's Bylaws, if Mr. Magill does not receive the required shareholder support, shareholders would not have the opportunity to elect a replacement director until the 2027 Annual Meeting. By the time shareholders could elect a successor, Mr. Magill will satisfy both the applicable NYSE independence standards and ISS's five-year policy guideline.

The Board also notes that the principal annual oversight responsibilities of the Audit Committee and Compensation Committee—including the annual review of the Company's independent registered public accounting firm, the review of the Company's audited financial statements, and the annual executive compensation review—will occur during calendar year 2027, after Mr. Magill satisfies ISS's five-year policy guideline. Accordingly, the Board believes that application of ISS's five-year policy guideline to the 2026 election would not provide a meaningful incremental governance benefit to shareholders.

The Board does not believe that the policy objective underlying a cooling-off period is materially advanced by requiring shareholders to withhold support from a director who has already satisfied the governing NYSE independence standards and who will satisfy ISS's five-year policy guideline before shareholders could elect any successor. Under these unique circumstances, the Board believes that the incremental governance benefit of applying ISS's five-year policy guideline during the relatively brief remaining period before Mr. Magill satisfies that guideline is outweighed by the benefit of retaining an experienced director whose independence has been determined under the governing NYSE standards.

Accordingly, the Board believes that a vote AGAINST Mr. Magill would not meaningfully advance the objective underlying ISS's recommendation. Rather, it would require the Company to replace a director who satisfies the applicable NYSE independence requirements and who will satisfy ISS's five-year policy guideline well before shareholders have the opportunity to elect any successor.

For these reasons, the Board unanimously recommends that shareholders vote FOR the election of Michael D. Magill as a director of Ennis, Inc.

The Board urges shareholders to read the Proxy Statement and this Supplement in its entirety and to vote in accordance with the Board's recommendations.

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If you have voted on the basis of ISS' report and wish to change your vote or revoke your proxy, you may do so by following the instructions on your proxy card or as delineated in the question and answer section of the Proxy Statement.

Thank you for your consideration. Your support is important to us.